EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (as hereinafter amended from time to time, this “Agreement”) is made and entered into this 29th day of September, 2010 (the “Effective Date”), by and among Sterling Jewelers Inc., a Delaware corporation (the “Company”) and Michael W. Barnes (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company is engaged in the business of operating a chain of retail jewelry stores in the United States;

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer designate (“Chief Executive Designate”) of Signet from the Commencement Date (as hereinafter defined) until January 29, 2011, and as Chief Executive Officer of Signet effective as of January 30, 2011 (the “Group Chief Executive”) and to enter into an employment agreement embodying the terms of such employment; and

WHEREAS, the Company is a wholly-owned subsidiary of Signet Jewelers Limited, a Bermuda corporation (“Signet,” and, together with its subsidiaries, the “Signet Group”), which for purposes of this Agreement is an affiliate of the Company; and

WHEREAS, in connection with accepting such employment, the Executive has agreed to relocate himself and his family from Dallas, Texas to Akron, Ohio; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

Agreement

1. Employment Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on December 1, 2010 (the “Commencement Date”) and ending on January 31, 2014, subject to earlier termination in accordance with the terms of this Agreement (the “Term of Employment”).

2. Position.

(a) During the Term of Employment, the Executive shall serve as Chief Executive Designate until January 29, 2011, and as the Group Chief Executive as of January 30, 2011.  The Executive shall report through the Chairman of the Board of Directors of Signet (the “Board”) to the Board and shall have such duties and authority, consistent with such positions, as may be assigned from time to time by the Board.  For so long as the Executive serves as the Group Chief Executive during the Term of Employment, the Executive shall, subject to the provisions of the Bylaws of Signet, also serve as a member of the Board and shall, if requested by the Company, also serve as a member of the board of directors of any of Signet’s or the Company’s subsidiaries without additional compensation.

(b) The Executive will devote his full business time and best efforts to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude the Executive from accepting appointment to or to continue to serve on any board of directors or trustees of any charitable or educational  organization or from engaging in other charitable, civic and professional activities; or, subject to the prior approval of the Board, in its sole discretion, from accepting appointment to any board of directors of any business entity; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or conflict with Sections 11 or 12.

3. Base Salary.  During the Term of Employment, the Company shall pay the Executive a base salary at the annual rate of $1,050,000, payable in installments in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable deductions and withholding.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Salary (together with other elements of remuneration) on an annual basis to ensure continued compliance with the Board’s compensation policy, with changes to Base Salary, if any, to become effective on April 1 of the applicable year following such annual review; provided, that the Compensation Committee shall not reduce the Base Salary unless there is a comparable reduction in the base salaries of other named executive officers of Signet.

4. Annual Bonus.  Beginning February 1, 2011, with respect to each full fiscal year during the Term of Employment, the Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) in accordance with the annual bonus plan then in effect for executive officers of Signet, as approved by the Compensation Committee or its designee.  The amount of the Executive’s Annual Bonus for achievement of “target” level performance objectives shall be equal to one hundred percent (100%) of the Executive’s Base Salary (the “Target Bonus”).  The Executive’s

Annual Bonus may be less than the Target Bonus upon achievement of lesser performance objectives than target level and greater than the Target Bonus upon achievement of greater performance objectives than target performance, up to two hundred percent (200%) of the Executive’s Base Salary.  The Annual Bonus, if any, shall be paid to the Executive in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet.

5. Long Term Incentive Plan.  During the Term of Employment, the Executive shall be eligible to participate in the long-term incentive plan then in effect as approved by the Compensation Committee or its designee (the “Long Term Incentive Plan”) with a payment for a three-year performance period (each, a “Performance Cycle”) at “target” level performance equal to $3,250,000 (and a maximum of $4,875,000) to be comprised of equity-based awards (or as otherwise determined in the sole discretion of the Compensation Committee) to be paid upon the conclusion of a Performance Cycle in accordance with the Long Term Incentive Plan.  The amount of any such Long Term Incentive payment shall be paid in accordance with the terms of the Long Term Incentive Plan.  If the Compensation Committee so approves, a Performance Cycle under the Long Term Incentive Plan shall commence annually.

6. Employee Benefits.

(a) During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s health, life and disability insurance and other welfare, and retirement, savings, deferred compensation and fringe employee benefit plans, as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to senior executives of the Company.  The Executive shall be entitled to not less than five weeks of paid vacation each year and otherwise shall be subject to the Company’s vacation policies applicable to senior executives.

(b) During the Term of Employment, the Executive shall be entitled to participate in the Company’s deferred compensation plan as in effect from time to time (the “Deferred Compensation Plan”).  To the extent the Executive elects to participate in the Deferred Compensation Plan, he shall be entitled to receive a Company matching contribution equal to fifty percent of the first ten percent of eligible compensation deferred by the Executive.

7. Relocation Expenses.  In consideration of the Executive’s agreement to relocate himself and his family to Akron, Ohio, for a period of six months following the Commencement Date, the Company shall reimburse or pay on behalf of the Executive the expenses listed below that are actually incurred by the Executive promptly upon presentation by the Executive to the Company of written invoices, expense statements or such other written supporting information as the Company may require, all in accordance with the Company’s Relocation Policy (the “Relocation Policy”):

(a) the cost of a temporary residence for the Executive in Ohio;

(b) the cost of up to 48 round trips between Dallas, Texas and Akron, Ohio for the Executive, his spouse and/or his children;

(c) the closing costs on the acquisition of the Executive’s new home in Ohio; and

(d) all relocation and moving expenses of the Executive and the Executive’s family.

The Executive shall be entitled to an additional amount (the “Gross-up Payment”) such that, after reduction for all federal, state and local income taxes, if any, payable by the Executive in respect of the reimbursement by the Company of an expense described in this Section 7 (each, a “Covered Expense”) and the Gross-up Payment, the Executive shall retain an after-tax amount equal to such Covered Expense.  For purposes of this Section 7, the federal, state and local income taxes payable by the Executive in respect of a reimbursement by the Company to the Executive of a Covered Expense or Gross-up Payment shall be determined utilizing the actual tax rates applicable to the Executive in the state and locality of the Executive’s residence.  Any Gross-up Payment shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

8. Make-Whole Payment.

(a) On the Commencement Date, the Company shall make a lump sum cash payment to the Executive equal to $641,666, which amount represents the portion of the 2010 Fossil, Inc. annual bonus that the Executive forfeited in connection with his termination of employment with Fossil, Inc.

(b) On the Commencement Date or as soon as practicable thereafter subject to Signet’s blackout periods as determined in accordance with Signet’s Code for Securities Transactions, the Company shall take the following actions:

(i) The Company shall grant the Executive non-qualified stock options to purchase common shares of Signet (“Shares”), as determined by the Board in its sole discretion, with a Black-Scholes value equal to the aggregate spread (i.e., the excess, if any, of the fair market value per share over the grant price) of the outstanding unvested Fossil, Inc. stock appreciation rights held by the Executive as of the date the Executive terminated employment with Fossil, Inc.  The stock options will have a term and vesting conditions that are substantially similar to the term and vesting conditions of such Fossil, Inc. stock appreciation rights, and such other terms and conditions as are consistent with the Signet Omnibus Incentive Plan (the “Omnibus Plan”).

(ii) The Company shall grant the Executive restricted Shares with an aggregate Fair Market Value (as defined in accordance with the Omnibus Plan) equal to the aggregate fair market value of all outstanding restricted shares of common stock of Fossil, Inc., held by the Executive as of the date the Executive terminated employment with Fossil, Inc.  The restricted Shares will have vesting conditions that are substantially similar to the vesting conditions of such Fossil, Inc. restricted shares, and such other terms and conditions as are consistent with the Omnibus Plan.

(c)           For purposes of this Section 8, “fair market value” shall mean the average of the high and low closing prices of a share of Fossil, Inc. common stock, as reported on the NASDAQ Stock Market for the date of such termination (or, if no such prices are reported, the immediately preceding date upon which such prices are reported).  The Executive shall provide the Company with the applicable documents governing his Fossil, Inc. equity awards described in this Section 8 to the extent reasonably necessary to determine the terms and conditions of the Share awards described in this Section 8.

(d)           The equity grants set forth in Section 8(b) shall not be subject to the Share Ownership Requirement set forth in Section 16(a) of this Agreement; provided, that if the Executive chooses to hold all or any portion of the Shares granted to the Executive (or received upon the exercise of stock options) under this Section 8, such Shares shall count towards the Share Ownership Requirement.

9. Business Expenses. During the Term of Employment, the Executive shall be reimbursed by the Company for reasonable business expenses incurred by the Executive in the performance of the Executive’s duties hereunder, in accordance with Company policies and subject to timely submission of reimbursement requests.

10. Termination.  The Executive’s employment hereunder may be terminated by either Party at any time and for any reason on at least 90 days’ advance written notice (other than upon the Executive’s death or upon a termination for Cause, which may be effective immediately).  Notwithstanding any other provision of this Agreement, the provisions of this Section 10 exclusively shall govern the Executive’s rights upon termination of employment with the Company and its affiliates.

(a) Termination By the Company For Cause or Resignation By the Executive Without Good Reason.

(i) If the Executive’s employment hereunder is terminated by the Company for Cause (as defined below) or by the Executive’s resignation without Good Reason (as defined below), the Executive shall be entitled to receive solely the following:

(A)           Base Salary and accrued and unused vacation through the date of termination in accordance with the Company’s normal payroll practices; and

(B)           any Annual Bonus or Long Term Incentive Plan payment that has been earned by the Executive for a completed fiscal year (or with respect to a Long Term Incentive Plan payment, a completed Performance Cycle) ending prior to the effective date of the Executive’s date of termination but which remains unpaid as of such date (the amounts described in clauses (A) and (B) being referred to as the “Accrued Rights”); and

(C)           a lump sum amount equal to the Target Bonus for the fiscal year of termination, which amount shall be pro-rated based on the number of calendar days that shall have elapsed since the beginning of the applicable fiscal year and ending on the date of termination.

(ii) For purposes of this Agreement, “Cause” shall mean (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of his duties, responsibilities or obligations under this Agreement, or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the Board within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the Board.

(iii) For purposes of this Agreement, “Good Reason” shall mean without the Executive’s prior written consent: (A) any material reduction in his target or maximum potential annual compensation opportunities; (B) any diminishment in the Executive’s title, principal responsibilities or basic reporting relationships; (C) any requirement that the Executive relocate his principal place of employment by more than fifty miles from Akron, Ohio; or (D) a material breach by the Company of its obligations to the Executive under this Agreement, which breach remains uncured for thirty days following written notice thereof provided by the Executive to the Company.

(b) Termination By the Company Without Cause, Resignation by the Executive for Good Reason or Automatic Termination Upon the Executive’s Death.

(i) If the Executive’s employment hereunder is terminated by the Company without Cause, if the Executive resigns for Good Reason, or if the Executive’s employment terminates automatically upon the Executive’s death, the Executive (or his beneficiary or estate) shall be entitled to receive solely the following in addition to the Accrued Rights, subject to the Executive’s continued compliance with the provisions of Sections 11 and 12:

(A)           continued payment of Base Salary for twelve months following the date of the Executive’s termination (paid in accordance with the Company’s normal payroll practices as in effect on the date of such termination); and

(B)           a lump sum amount equal to the Target Bonus for the fiscal year in which the Executive’s termination occurred, payable in accordance with Section 4 hereof; and

(C)           a lump sum amount equal to the sum (if applicable) of the Long Term Incentive Plan payment (or payments, if applicable) in respect of each then-ongoing Performance Cycle under the Long Term Incentive Plan as of the date of termination, with the amount to be paid in respect of each Performance Cycle calculated based on actual performance for any completed fiscal year during the Performance Cycle and assuming that target performance was attained for the fiscal year of termination, pro-rated based on the number of calendar days that have elapsed since the beginning of the applicable fiscal year through the date of termination, payable in accordance with Section 5 hereof; and

(D)           for twelve months following the date of termination, continued group medical coverage for the Executive and the Executive’s eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same cost to the Executive and the same coverage levels as in effect immediately prior to such termination of employment (except to the extent such cost and coverage would have changed if the Executive had remained employed); provided, that such continued group medical coverage shall cease upon the Executive becoming employed by another employer and eligible for substantially similar coverage, as applicable, with such other employer; and

(E)           any stock options or restricted Shares granted to the Executive under Section 8(b) of this Agreement that are unvested as of immediately prior to the date of termination shall immediately become fully vested on such date.

For the avoidance of doubt, all payments under this Section 10(b) shall cease upon the Executive’s breach of the provisions of Sections 11 and 12 of this Agreement.

(c) Termination Following a Change of Control.

(i) If a Change of Control occurs and the Executive resigns for Good Reason following the effective date of such Change of Control, the Executive shall be entitled to receive solely the following in addition to the Accrued Rights, subject to the Executive’s continued compliance with the provisions of Sections 11 and 12:

(A)           continued payment of Base Salary for twelve months following the effective date of the Executive’s resignation (paid in accordance with the Company’s normal payroll practices as in effect on the date of such resignation); and

(B)           a lump sum amount equal to the Target Bonus for the fiscal year in which the Executive’s termination occurred, payable in accordance with Section 4 hereof; and

(C)           a lump sum amount equal to the sum (if applicable) of the Long Term Incentive Plan payment (or payments, if applicable) in respect of each then-ongoing Performance Cycle under the Long Term Incentive Plan as of the date of termination, with the amount to be paid in respect of each Performance Cycle calculated based on actual performance for any completed fiscal year during the Performance Cycle and assuming that target performance was attained for the fiscal year of termination, pro-rated based on the number of calendar days that have elapsed since the beginning of the applicable fiscal year through the date of termination, payable in accordance with Section 5 hereof; and

(D)           for twelve months following the date of resignation, continued group medical coverage for the Executive and the Executive’s eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same cost to the Executive and the same coverage levels as in effect immediately prior to such resignation of employment (except to the extent such cost and coverage would have changed if the Executive had remained employed); provided, that such continued group medical coverage shall cease upon the Executive becoming employed by another employer and eligible for substantially similar coverage, as applicable, with such other employer; and

(E)           any stock options or restricted Shares granted to the Executive under Section 8(b) of this Agreement that are unvested as of immediately prior to the date of resignation shall immediately become fully vested on such date.

(ii) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (A) the sale or disposition, in one transaction or a series of related transactions of all or substantially all of the assets of the Company to any person or group (such terms within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (B) the sale or disposition of more than 50% of the value or voting power of the capital stock of Signet or the Company to any unrelated third party; or (C) the consummation of any merger or consolidation of the Company or Signet with an unrelated third party (it being understood that a capital reconstruction or reorganization of Signet approved by the Board of Directors of Signet would not constitute such a transaction) that results in a change in the Board of Directors of Signet such that the individuals who constitute the Board of Directors of Signet at any time within the twelve-month period ending immediately prior to such transaction (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the resulting board of directors immediately following the transaction.

For the avoidance of doubt, all payments under this Section 10(c) shall cease upon the Executive’s breach of the provisions of Sections 11 and 12 of this Agreement.

(d) Notice of Termination.  Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 18(f) hereof.

(e) Board/Committee Resignation.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign at the direction of the Board, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

(f) Waiver and Release; Timing of Payments.  Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 10 (other than those amounts already accrued prior to the date of termination, including the Accrued Rights), Executive shall have executed, within twenty-one days, or if required for an effective release, forty-five days, following the Executive’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired.  Subject to Section 14(b) and the execution of the Release pursuant to this Section 10(f), all payments under this Section 10 shall be payable as described above; provided, that the first payment shall be made on the sixtieth day after the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

11. Confidentiality; Ownership of Developments.

(a) During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business (as defined below) of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 11(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 11.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the Term of Employment (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its subsidiaries and affiliates and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.  Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

(c) For purposes of this Agreement, “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services.

(d) The provisions of this Section 11 shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

12. Covenants Not to Solicit and Not to Compete.  The Executive agrees that during his employment with the Company and for a period of one year commencing upon termination of the Executive’s employment, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b) directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is primarily engaged in the retail jewelry business (“primarily” meaning having a product mix consisting of 25% or more jewelry sales per year); provided, however, that the restrictions of this Section 12(b) shall not extend to the ownership, management or control of a retail jewelry business by the Executive following the termination of employment provided that such activity is no less than five miles distant from any retail jewelry store of Signet at the time of such termination of employment; provided that notwithstanding the foregoing, the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

13. Specific Performance.  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company.  By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 11 or 12 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 11 or 12 specifically enforced by any court having equity jurisdiction.  Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond.  The provisions of this Section 13 shall survive any termination of employment.

14.Section 409A.

(a) The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company that the Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.  Subject to the above provisions of this Section 14, (i) the Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and (ii) the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Executive with respect thereto.

15. Directors and Officers Insurance.  During the Term of Employment, the Company shall keep in force for the Executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet

(during the period the Executive is an executive officer of Signet) and substantially all of the members of the Board of Directors Signet (during any period the Executive is a member of the Board of Directors of Signet).

16. Compliance with Board Policies.

(a)  Over the course of the five-year period commencing on the Commencement Date, the Executive shall be required to build a holding of Shares equal to at least five times his Base Salary (the “Share Ownership Requirement”).  Until the Share Ownership Requirement has been achieved, subject to Section 8(d), the Executive shall be required to hold all Shares (i) received upon exercise of stock options or stock appreciation rights, as the case may be, under the Company’s equity plans (other than the minimum number of Shares required to pay the related tax) and (ii) pursuant to which the applicable restrictions have lapsed, in the case of restricted Shares granted under the Company’s equity plans (other than the minimum number of Shares required to pay the related tax).  For the avoidance of doubt, once the Share Ownership Requirement is achieved at any given Share price, such requirement shall be considered satisfied, notwithstanding any subsequent change in Share price.  The Share Ownership Requirement is to be required for so long as the Executive is the Chief Executive Designate or the Group Chief Executive, as applicable.

(b)  The Executive shall be subject to the written policies of the Board applicable to executives, including without limitation any Board policy relating to claw back of compensation, as they exist from time to time during the Executive’s employment by the Company.

17. Governing Law; Jurisdiction.

(a)  This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

(b)  Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law.  Each Party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

18. Miscellaneous.

(a)  Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b) No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Severability.  The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d) Assignment.  This Agreement and all of the Executive’s rights and duties hereunder shall not be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e) Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the Executive’s death, all amounts payable to the Executive that are then unpaid, including pursuant to Section 10, shall be paid to the Executive’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to his estate.

(f) Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Fax: (330) 668-5191
Attn:  Chief Financial Officer

with copies to:

Signet Jewelers Limited
15 Golden Square
London, W1F 9JG
Fax:  44(207) 734-9376
Attn:  Mark A. Jenkins

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153-0119
Fax:  (212) 310-8007
Attn:  Amy M. Rubin

If to the Executive:

To his last address set forth on the payroll records of the Company

(g) Executive Representation.  The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

(h) Cooperation.  The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

(i) Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

STERLING JEWELERS INC.

By:	/s/

Name:
Title:

EXECUTIVE

/s/
Michael W. Barnes

EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Michael W. Barnes (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated _____, 2010 (the “Employment Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Employment Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 10, as applicable, of the Employment Agreement, which is attached hereto and made a part hereof.

3. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Section 2 of this Release or any Standard Entitlements (as defined in the Employment Agreement) to which the Executive is entitled under the Employment Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5. Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary.  Executive acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which Employee was already entitled.

(a) Executive further acknowledges that he has been advised by this writing that:

(i) Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii) Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notices” provision in Section 9 of the Employment Agreement;

(iv) the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v) the twenty-one (21) day period set forth above shall run from the date Executive receives this Release.  The Parties agree that any modifications made to this Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b)           It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6.   This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Executive shall be payable in accordance with the terms of the Employment Agreement.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:	/s/

Name:
Title:

MICHAEL W. BARNES

/s/